Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS THIRD QUARTER RESULTS;
PROVIDES UPDATE ON RENALGUARDTM PRODUCT INITIATIVE

FRANKLIN, Mass., November 2, 2006 — PLC Systems Inc. (Amex: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and nine months ended September 30, 2006.

Third quarter total revenues this year were $1,567,000 compared with $1,900,000 in the third quarter of 2005. The net loss for the third quarter of 2006 was $80,000, or $0.00 per diluted share, compared to a net loss of $397,000, or $.0.01 per diluted share, in the third quarter of 2005.

Total revenues for the first nine months of 2006 were $5,399,000 compared to total revenues of $5,825,000 for same period in 2005. Net income for the first nine months of 2006 was $1,283,000, or $0.04 per diluted share, compared to a net loss of $871,000, or $0.03 per diluted share, for the same period in 2005. 2006’s net income reflects a gain of $1,432,000 in the first quarter of 2006 from the sale of the company’s Optiwave disposable manufacturing assets to Edwards Lifesciences Corporation.

“Our TMR operations continue to provide a sustainable revenue base that enables us to move ahead on our new product initiative that we announced in mid-September, Renal Guard™,” said Mark R. Tauscher, president and chief executive officer of PLC Systems. “We believe Renal Guard has a major market opportunity in preventing Contrast-Induced Nephropathy (CIN), which affects a portion of the millions of patients undergoing imaging procedures. Our proprietary technology received conditional Investigational Device Exemption (IDE) approval last month, and is moving into clinical trials this quarter. We hope to secure CE Mark approval in the first half of 2007, followed by international distribution starting in the second half of 2007 and FDA approval and U.S. distribution in late 2008 or 2009. To this opportunity we bring a distinguished board of advisors, a focused but aggressive marketing plan and a deep understanding of the needs and adoption rates in the cath lab, where the problem of CIN is most severe. With a growing patient population in the U.S. and worldwide as more disease states require both diagnostic and therapeutic imaging, we see a potential market opportunity of some $500 million, and we are very excited about our plan to pursue this market effectively.”

Tauscher added, “While the revenue volume for the third quarter was lower, reflecting a smaller number of new HL2 laser systems shipped, we believe that new laser shipments in the fourth quarter this year will be at a more customary level of 3-4 new HL2s. As we announced in the past few months, surgeons are investigating new innovative research that combines stem cells and CO2 TMR to determine if CO2 TMR provides an increased improvement in cardiac function in heart failure patients when compared to stem cells alone or stem cells with bypass surgery. This cutting edge research was presented to U.S. cardiac surgeons in Florida during the third quarter, and we continue to hope that CO2 TMR will demonstrate that it should be the preferred therapy to complement the use of stem cells, or biologics, within the heart.”

During the third quarter of 2006, PLC shipped four CO2 Heart Lasers (HL2) to U.S. hospitals through Edwards Lifesciences, PLC’s exclusive U.S. sales and marketing partner. Two of these shipments were new HL2 lasers and two were redeployed units. PLC ended the third quarter of 2006 with 152 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.  Also during the third quarter of 2006, a total of 515 disposable kits were shipped worldwide by Edwards and the Company. Edwards delivered 502 of these kits to U.S. hospitals and PLC shipped 13 disposable kits to international customers. In comparison, a total of 528 disposable kits were delivered worldwide during the third quarter of 2005.

PLC Systems will be hosting a conference call today, November 2, at 11:00 a.m. Eastern Time to discuss these results and its new product initiative. The call may be joined by dialing (866) 356-3093, or internationally, (617) 597-5381, at least five minutes prior to the start of the call. The passcode is: 87855725. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.(OK) An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 73772775, from 1 pm on November 2, 2006 through midnight November 9, 2006.

About PLC Systems Inc.

PLC Systems Inc. (AMEX: PLC) is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device approved by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare. In a move to broaden its market, the company recently announced its intention to initiate clinical studies for its RenalGuard™ Therapy and RenalGuard™ System. Renal Guard Therapy is designed to reduce the toxic effects that contrast media can have on the kidneys.  It is based on the theory that creating and maintaining a high urine output is beneficial to patients undergoing imaging procedures where contrast agents are used.  The real-time measurement and matched fluid replacement design of the RenalGuard system is intended to ensure that a high urine flow is maintained before, during and after the procedure.  This should allow for the contrast to be rapidly removed from the body, and is intended to minimize the risk for over- or under-hydration, during the millions of imaging procedures that occur worldwide each year.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including our TMR system may not prove efficacious for use in connection with stem cell or bypass therapy, our sales of TMR systems may not increase as expected in the fourth quarter of 2006, we may not earn royalties under the modified business agreement with Edwards, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products,,; Edwards may decide not to pursue or continue the sales and marketing activities for our products; Edwards may be unsuccessful in selling our products,, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.

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PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales – Edwards	$1,115	$1,352	$3,717	$4,198
Product sales – other	90	183	545	462
Service fees – Edwards	337	313	1,034	984
Service fees – other	25	52	103	181
Total revenues	1,567	1,900	5,399	5,825

Cost of revenues:
Product sales – Edwards	344	564	1,172	1,580
Product sales – other	78	68	315	204
Service fees – Edwards	133	153	405	435
Service fees – other	35	30	111	114
Total cost of revenues	590	815	2,003	2,333

Gross profit	977	1,085	3,396	3,492

Operating expenses:
Selling, general and administrative	786	739	2,470	2,516
Research and development	394	810	1,385	2,030
Total operating expenses	1,180	1,549	3,855	4,546

Gain on sale of manufacturing asset	—	—	1,432	—

Income (loss) from operations	(203)	(464)	973	(1,054)

Other income, net	123	67	310	183

Net income (loss)	$(80)	$(397)	$1,283	$(871)

Basic income (loss) per share	$(0.00)	$(0.01)	$0.04	$(0.03)

Diluted income (loss) per share	$(0.00)	$(0.01)	$0.04	$(0.03)

Average shares outstanding:
Basic	30,237	30,079	30,080	30,073
Diluted	30,237	30,079	30,518	30,073

CONDENSED BALANCE SHEET

	September 30, 2006	December 31, 2005

Cash and short-term investments	$10,244	$9,460
Total current assets	13,157	12,008
Total assets	13,521	12,467
Total current liabilities	3,210	3,044
Shareholders’ equity	7,015	5,543